November 2013

CODE OF ETHICS, PERSONAL TRADING AND INSIDER TRADING

PROFESSIONAL STANDARDS

All managing members, officers, and employees of Riverside Advisors, LLC (collectively, “Riverside Supervised Persons”) must act in an ethical and professional manner. In view of the foregoing and applicable provisions of the Act, Riverside has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by Riverside Supervised Persons. In addition, this Code of Ethics is adopted pursuant to Rule 204A-1 of the Act.

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All Riverside Supervised Persons must at all times reflect the professional standards expected of investment advisers, and shall comply with all federal and state securities laws and regulations pertaining to Riverside.

▪	Riverside Supervised Persons are required to report any violation of the Code of Ethics, by any person, to the CCO.

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Riverside Supervised Persons must place the interests of clients first. All Riverside Supervised Persons must avoid serving their own personal interests ahead of the interests of clients, and seek to treat clients fairly.

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Riverside Supervised Persons are prohibited from engaging in any practice that defrauds or misleads any client or investor, or engaging in any manipulative or deceitful practice with respect to clients, investors, or securities.

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Personal transactions in securities by Riverside Supervised Persons must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of clients. Likewise, Riverside Supervised Persons must avoid actions or activities that allow a person to profit or benefit from his or her position with Riverside at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

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When any Riverside Supervised Persons wish to receive compensation for services that may conflict with Riverside or its client’s interest from sources outside of Riverside, such persons are required to report the circumstances to the CCO or firm management and obtain permission.

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When any Riverside Supervised Persons face a conflict between their personal interest and the interests of clients, they are required to report the conflict to the CCO for instruction regarding how to proceed.

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The recommendations and actions of Riverside are confidential and private matters. Accordingly, Riverside prohibits, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers and other service providers as required in the ordinary course of business.

Note: As stated above, the CCO will designate a Designee to act under this Code of Ethics in his absence or unavailability. On such occasions, a Designee will have the same authority as the CCO under this Code of Ethics. In addition, the CCO shall submit his personal trading Pre-Clearance Request Forms (as described below) to a Designee, and a Designee shall submit her or his personal trading Pre-Clearance Request Forms to the CCO for review and approval in accordance with the procedures described above.

PERSONAL TRADING POLICIES

RESTRICTIONS AND OTHER POLICIES

1.

Personal trades by Riverside Supervised Persons are subject to trading restrictions, and in some cases, pre-clearance by the CCO. As used herein, “covered account” means any account in which a Riverside Supervised Person: (a) has a direct or indirect interest, including, without limitation, an account of a spouse or a minor child; or (b) has direct or indirect control over purchase or sale of securities.

2.

No Riverside Supervised Person may purchase or sell a common stock or other security without prior clearance from the CCO or his designee. Investments in IPO’s, private placements, hedge funds (other than the funds of Riverside), and investment clubs must also be pre-cleared by the CCO or his designee before purchase or sale.

a.	However, transactions involving any of the following securities are not subject to trading restrictions or require pre-clearance requirements:

i.	Index based Exchange Traded Funds (ETF’s);
ii.	Open-ended mutual funds and unit investment trusts invested exclusively in open-end funds;
iii.	Money market instruments, and;
iv.	United States or foreign government-issued securities (e.g., US Treasury Bonds)

b.

Pre-clearance is not required on trades in a personal account over which the employee, officer, or managing member has no discretion if monthly statements of the discretionary account holdings are provided to Riverside.

3.

Trades in a personal account in any common stock or other security within 3 calendar days before or 3 calendar days after any client account trades or actively considers trading the same security are prohibited, unless pre-cleared by the CCO.

a.

If the client completely exits a position, the employee, officer, or managing member may trade in that security once the client has fully exited the position without regard to the 3 day blackout period.

PRE-CLEARANCE PROCEDURES

Proposed securities transactions by Riverside Supervised Persons in covered accounts (excluding exceptions set forth in Sub-Sections 2(a) and (b) above) in securities that may be traded for client accounts should be pre-cleared in accordance with the pre-clearance procedures set forth below:

(a)	The Riverside Supervised Person completes and submits a written request describing the proposed trade(s) to the CCO.
(b)	The CCO reviews and approves or rejects the request, communicating its decision to the Riverside Supervised Person.
(c)	The CCO will note the date and time of its approval or denial on the request form.
(d)	The Riverside Supervised Person must complete any approved trade within seven (7) business days of the approval date reflected on the written request.
(e)	Following execution of the trade, the CCO will record the date of the trade.

REPORTING REQUIREMENTS

1.	Initial Account and Securities Holdings List; Annual Update

To the extent required by SEC rules, within 10 days of beginning employment, each Riverside Supervised Person must provide a list of, or a copy of the most recent brokerage statements reflecting, brokerage accounts and securities owned by the Riverside Supervised Person, the Riverside Supervised Person’s spouse or minor children, or any other person or entity in which the Riverside Supervised Person may have a beneficial interest or derive a direct or indirect benefit. Each Initial Holdings Report shall be current as of a date within 45 days of the date of the report and shall include the following information:

(A)

The title, number of shares and principal amount of securities in which the Riverside Supervised Person had any direct or indirect beneficial ownership when the person became an Riverside Supervised Person;

(B)

The name of any broker, dealer or bank with whom the Riverside Supervised Person maintained an account in which any securities were held for the direct or indirect benefit of the Riverside Supervised Person as of the date the person became an Riverside Supervised Person; and

(C)	The date that the report is submitted by the Riverside Supervised Person.

2.	Annual Update and Certification

To the extent required by the Act, each Riverside Supervised Person must provide the CCO with a copy of his or her annual brokerage account statement(s) that report the Riverside Supervised Person’s accounts and applicable securities holdings (a list of securities in which the Riverside Supervised Person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 14 each year. Notwithstanding the foregoing, an annual account statement is not required for any Riverside Supervised Person if duplicates of the Riverside Supervised Person’s brokerage statements and trade confirmations are received by the CCO during the applicable quarter(s).

3.	Quarterly Transaction Reports

To the extent required by the Act, each Riverside Supervised Person must file or cause to be filed with the CCO a Quarterly Transaction Report within 30 days after the end of each quarter. The Report shall include a list of the Riverside Supervised Person’s purchases or sales of securities during the quarter. These Reports shall contain:

(i)	the date of the transaction, the title and, as applicable, the interest rate and maturity date, number of shares and principal amount of each security involved; and

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

(iii)	the price of the security at which the transaction was effected; and

(iv)	the name of the broker, dealer or bank (if any) with or through which the transaction was effected; and

(v)	the date the access person submits the report.

The Report shall also provide the information required under Section 1 above for any new accounts established by the Riverside Supervised Person during the quarter. Notwithstanding the foregoing, a Report is not required for any Riverside Supervised Person if duplicates of the Riverside Supervised Person’s brokerage statements and trade confirmations are received by the CCO during the applicable quarter.

The CCO will review all reports after receipt to determine if there are any violations with this Code.

4.	Delivery of Code of Ethics and Acknowledgement of Receipt

All Riverside Supervised Persons shall receive copies of this Compliance Manual and Code of Ethics and any amendments thereto at the beginning of employment and thereafter as material amendments are made to the Code of Ethics. Each Riverside Supervised Person shall execute an acknowledgement of receipt of this Compliance Manual and any amendment to the Code of Ethics thereto in the form attached as Appendix A, or a similar form (e.g., for amendments to the Code of Ethics only).

PENALTIES FOR VIOLATIONS

Riverside Supervised Persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action. Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis.

INSIDER TRADING

A.	Overview and Purpose

The purpose of the policies and procedures in this section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with Riverside. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B.	General Policy

1.	Prohibited Activities

All owners and employees of Riverside including contract, temporary, or part-time personnel, or any other person associated with Riverside are prohibited from the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	Reporting of Material, Non-Public Information

Any Riverside personnel who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.	Material Information, Non-Public Information, Insider Trading and Insiders

1.	Material Information. “Material information” generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or

•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

2.

Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

3.

Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

4.

Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with Riverside may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.	Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions

•	jail sentences

•	revocation of applicable securities-related registrations and licenses

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, Riverside’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.